Exhibit 99.3

To Our Valued Customers,

On April 27, 2006, we jointly announced the signing of a definitive agreement under which NetIQ Corporation will be acquired by AttachmateWRQ. This merger creates a strong enterprise software company with greater scale, expanded expertise, a history of innovative products and loyal customers. Once the transaction is closed, the newly merged company will be known as Attachmate-NetIQ. The catalyst for this transaction is the belief that the combination of our two companies can deliver greater value to our customers. On behalf of over 1,000 of our colleagues around the world, we are committed to making this belief a reality.

This merger brings together two leading companies with complementary strategic visions and product technologies and a commitment to customer satisfaction. Both companies are market leaders – AttachmateWRQ in host access solutions that help organizations extend, manage and secure valuable IT assets; NetIQ in systems and security management helping customers to better ensure operational integrity, manage service levels, reduce risk, and ensure policy compliance. Together we comprise a $400 million company serving 40,000 customers in over 60 countries. By joining forces, we have a tremendous opportunity for further growth based on our mutual strengths and experience in complex, heterogeneous IT environments.

The acquisition will be finalized in approximately 90 days. Until then, it is business as usual, with each company operating independently. We encourage you to continue to use existing contacts for customer service, support and sales. Our primary objective during the transition is to maintain superior levels of customer support and ensure you remain the focus of our attention.

In the coming weeks, our energy and resources will focus on making this transition as seamless as possible while we continue to deliver innovative solutions. We appreciate your trust and we will continue to work hard to earn your business. If you have questions or concerns, please don’t hesitate to contact either of us.

Sincerely,

Chuck Boesenberg	Jeff Hawn
Chairman and CEO	Chairman, President and CEO
NetIQ Corporation	AttachmateWRQ
chuck@netiq.com	jeff@attachmatewrq.com

Important Information For Investors And Shareholders

NetIQ will file a proxy statement with the SEC in connection with the proposed merger. NetIQ urges investors and stockholders to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and stockholders will be able to obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by NetIQ are available free of charge by contacting NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.

NetIQ and its directors and executive officers are deemed to be participants in the solicitation of proxies from stockholders in connection with the merger. Information regarding such persons and their interests in the merger is set forth in the proxy statement for NetIQ’s 2005 annual meeting of stockholders, which was filed with the SEC on October 18, 2005, and in NetIQ’s Annual Report on Form 10-K, which was filed with the SEC on September 13, 2005. In addition, information concerning all of NetIQ’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s website at www.sec.gov and from NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.